Exhibit 10.1

Professional Services AGREEMENT

This Professional Services Agreement (“Agreement”) is made and entered into effective as of August 22, 2018 (“Effective Date”) between Sanchez Oil & Gas Corporation (“Company”) and Christopher D. Heinson (“Consultant”).  Company and Consultant may hereafter be referred to individually as “Party” or collectively as “Parties.”

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Company and Consultant agree as follows:

1.	DEFINITIONS
1.1	In this Agreement the following definitions apply:

“Claims” means any and all claims, losses, damages, demands, causes of action, judgments, lawsuits, proceedings, fines, penalties, awards, costs, obligations, and liabilities of every kind and character, under common law, equity, statute, or otherwise, whether based on tort, contract or statutes and all costs, expenses, and fees related to investigation, settlement, defense, and litigation, including court costs, attorney fees, and expert fees, arising out of, or related to, this Agreement

“Company Group” means (i) the Company, its parent, subsidiary and affiliates; and (ii) its and their partners, co-owners, co-venturers, joint interest owners, contractors, and subcontractors of every tier (excluding Consultant and its agents), and all their parent, subsidiary and affiliated companies, and (iii) all of their respective directors, officers, employees, representatives, agents, licensees, invitees, managers, consultants, and assigns.

“Services” shall mean all work or services which are provided by Consultant pursuant to a Work Order under this Agreement.

“Work Order” means the directions from Company to Consultant, which may be written or oral, and shall include any change order that changes, adds to or deletes from the Services.

2.	THE AGREEMENT

2.1 Services.  Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor to provide Services to Company on the terms and conditions set forth in this Agreement.  Consultant shall furnish, at its own expense, all labor, equipment, supplies, and other materials required to perform the Services.  Consultant acknowledges that its employees and agents have visited the work site and are familiar with all site conditions which may affect the Services.  Company shall provide Consultant with access to its premises and equipment to the extent necessary for the performance of the Services.

Exhibit 10.1

2.2 Work Order.  This Agreement shall govern any Work Order issued hereunder.  Nothing in this Agreement shall be construed as a promise or guarantee by Company to issue a Work Order to Consultant.  Similarly, Consultant shall have no obligation to accept a Work Order from Company.  A Work Order may be written or oral.  A sample Work Order is attached hereto as Exhibit A.

2.3 Independent Contractor.  The Parties acknowledge and agree that Consultant is an independent contractor with respect to all Services performed under this Agreement.  Company shall not control the manner or means by which Consultant performs the Services.  However, Consultant shall accept any directions issued by Company pertaining to the goals to be attained and the results to be achieved.  Consultant shall be solely responsible for the compensation, benefits, contributions and taxes, if any, of its employees, subcontractors and agents.  Consultant agrees to defend, indemnify, and hold Company Group harmless from and against any and all Claims (i) arising from any determination (whether judicially or administratively) that some relationship, other than that of independent contractor, exists between Company and Consultant, or (ii) in connection with hiring, termination, discipline, evaluation and resolution of complaints and grievances of Consultant’s employees or agents.

2.4 Conduct.  Consultant shall comply with all applicable policies of Company relating to business and office conduct, health and safety and use of Company’s facilities, supplies, information technology, equipment, networks, and other resources.

2.5 Permits.  Consultant shall secure and pay for all permits, certificates and licenses and give all notices required by law to perform the Services.  Company shall have the right to inspect and obtain copies of all permits, certificates, licenses, or approvals issued by any governmental entity or agency to Consultant which are applicable to the Services.

2.6 Notices.  Consultant will notify Company in writing if (a) Consultant is served with a notice of violation of any law, regulation, permit or license which relates to the performance of the Services; (b) proceedings are commenced which could lead to revocation of permits, licenses or other governmental authorizations which relate to the performance of such Services; (c) permits, licenses or other governmental authorizations relating to the performance of such Services are revoked; (d) litigation is commenced against the Consultant which could affect the performance of the Services; or (e) Consultant becomes aware that its equipment or facilities related to the performance of such Services are not in compliance with applicable laws, regulations, permits or licenses.

3.	FEES AND EXPENSES

3.1 Compensation.  As full compensation for the Services, Company shall pay Consultant the fees set forth on the Work Order payable on completion of the Services to the Company’s satisfaction.  If the Services are provided on a time and materials basis, the fees payable

Exhibit 10.1

shall be calculated in accordance with Consultant’s rates set forth on Exhibit B. Consultant shall not charge Company any mark-up on expenses, including the cost of any materials.

3.2 Invoices.  Once a month, Consultant shall invoice Company at the following: By Mail: P.O. Box 61859, Houston, TX 77208.  Each invoice shall include (i) a detailed statement of all Services performed during the month, (ii) a comparison of Services scheduled to be performed with those actually performed, (iii) a list of all subcontractors and major suppliers with the itemized cost of their services detailed (if applicable) and (iv) Consultant's certification that the Services for which payment is sought have been completed in accordance with this Agreement. Furthermore, Contractor shall not, under any circumstances, assign its invoices to Company to any factoring company nor use its invoices to Company as collateral for any loan or credit. Contractor assigning or collateralizing their invoices to a factoring company in violation of this Article 3.2 will be void and shall also constitute a material breach of this Agreement.

3.3 Payment Terms.  Company agrees to pay undisputed portions of Consultant’s invoices within thirty (30) days from the date of Company’s receipt of a satisfactory invoice.  Company may withhold payment on any disputed portions of an invoice until such dispute is resolved.  Payment by Company of any invoice or portion thereof shall not waive Company’s right to object thereafter to the correctness of the invoice or to seek reimbursement for incorrect invoices or overpayment.  Final payment shall not be due until Consultant has delivered to Company: (i) an affidavit that the Services have been fully and satisfactorily performed; and (ii) a complete release of all liens arising out of the Services or receipts in full covering all labor, materials and equipment for which a lien could be filed, or a bond satisfactory to Company indemnifying it against any lien.  No compensation shall be paid to Consultant for Services required to correct deficiencies attributable to errors or omissions of Consultant.

3.4 Records / Audits.  Consultant shall maintain files, records, and books of account to support invoices for the Services.  Company shall have the right to inspect and audit, at all reasonable times, Consultant's accounts and records pertaining to the Services for a period not to exceed sixty (60) months after the date Consultant ceases performing the Services.  In connection with all agreements with subcontractors, Consultant shall obtain a similar right to permit Company to inspect and audit the accounts and records of Consultant’s subcontractors.

3.5 Liens.  Consultant shall keep Company’s property free and clear of all liens and other encumbrances arising out of the performance of the Services.  If Consultant should breach this Section, then, in addition to any other rights which Company may have against Consultant, Company may withhold payment from Consultant and satisfy such obligations and/or cause the release of such liens or other encumbrances.  Consultant agrees to submit, upon request by Company, evidence to verify that all expenses incurred in connection with Consultant’s performance of the Services have been satisfied.  Consultant shall defend, indemnify, and hold

Exhibit 10.1

harmless Company Group with respect to any lien or attachment arising out of the Services, including all costs and reasonable attorney fees.
4.	INTELLECTUAL PROPERTY RIGHTS

4.1 Ownership.  The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including but not limited to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or other laws, and any deliverables set out on a Work Order (collectively, the “Work Product”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”) therein.  Consultant agrees that the Work Product is hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for the Company.  If, for any reason, any of the Work Product does not constitute a “work made for hire,” Consultant hereby irrevocably assigns to Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Work Product, including all Intellectual Property Rights therein.

4.2 Moral Rights.  Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”).  Consultant hereby irrevocably waives, to the extent permitted by applicable law, any and all claims it may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Work Product.

4.3 Disclosure.  Consultant shall make full and prompt disclosure to Company of any Work Product, including but not limited to, any inventions or processes, as such terms are defined in 35 U.S.C. § 100 (the “Patent Act”), made or conceived by Consultant alone or with others during the term, whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Company.  Consultant shall not disclose to any third party the nature or details of any Work Product without the prior written consent of Company.

4.4 Instruments.  Upon Company’s request, Consultant shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Company to prosecute, register, perfect, record or enforce its rights in any Work Product.  In the event Company is unable, after reasonable effort, to obtain Consultant’s signature on any such documents, Consultant hereby irrevocably designates and appoints Company as its agent and attorney-in-fact, to act for and on its behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to the Work Product with the same legal force and effect as if Consultant had executed them.  Consultant agrees that this power of attorney is coupled with an interest.

Exhibit 10.1

4.5 Use of Work Product.  Consultant has no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Work Product.  Consultant has no right or license to use Company’s trademarks, service marks, trade names, trade names, logos, symbols or brand names.  If any inventions, discoveries, developments, innovations or other work product conceived by the Consultant prior to the term of this Agreement are utilized by Consultant in performing Services under this Agreement or in any Work Product, then Consultant hereby grants to Company a perpetual, irrevocable, fully paid up license to use any such Work Product.  The foregoing license is non-exclusive and may be assigned by Company without Consultant’s prior written approval.

4.6 Employees.  Consultant shall require each of its employees and agents to execute written agreements securing for Company the rights provided for in this Article prior to such employee or agent providing any Services under this Agreement.

5.	CONFIDENTIALITY

5.1 Confidential Information.    Consultant acknowledges that, by reason of its relationship to Company hereunder, it will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, the existence and terms of this Agreement, any trade secrets, technology, information pertaining to business operations and strategies, pricing, and marketing, marketing, finances, sourcing, personnel or operations of the Company, its affiliates or their suppliers, or any other confidential matters whether acquired in the performance of Services under this Agreement or in any other capacity and which are not readily available to the public or which are maintained as confidential by Company in each case whether spoken, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Confidential Information may further include communications with the Company and its counsel that are for purposes of facilitating the rendition of legal services to the Company and are therefore subject to the attorney-client and work-product privileges.  Any Confidential Information that Consultant develops in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this paragraph.  Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services.  Consultant shall notify Company immediately in the event Consultant becomes aware of any loss or disclosure of any Confidential Information.

5.2 Use of Confidential Information.  Consultant agrees that it shall not use in any way, for its own account or the account of any third party, any Confidential Information.  Consultant shall not circumvent this Agreement by exploiting the Confidential Information for Consultant’s own benefit.  Consultant shall take every reasonable precaution to protect the confidentiality of such information.  Upon Consultant’s request, Company shall advise whether or not it considers

Exhibit 10.1

any particular information or materials to be confidential. In the event of termination of this Agreement, there shall be no use or disclosure by Consultant of any Confidential Information.

5.3 Remedy.  It is understood and agreed that Company would not have an adequate remedy at law for the material breach or threatened breach by Consultant of this Article 5 and that money damages would not be a sufficient remedy for any breach or threatened breach of the foregoing confidentiality provisions.  Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach of said provisions but shall be in addition to all other remedies available at law or equity.

5.4 Return of Information.    Consultant shall, at Company’s election, deliver to Company or destroy all Confidential Information provided to, disclosed to, used by, or otherwise acquired by Consultant, including all information developed, derived, or created there from, or portions thereof, and including all correspondence, memoranda, notes, records, drawings, sketches, plans, pricing information, product information, graphs, charts, reports, tables, statistical accumulations, financial information, videotapes and film, computer programs, computer discs and tapes, all electronic media and printouts of such media or documents and all copies thereof upon the earlier of the following: (i) cessation of the need for the information for performance of the Services; or (ii) Company’s request; or (iii) completion of the Work Order for which it was provided, disclosed, used or acquired; or (iv) termination, suspension, or expiration of this Agreement.

6.	REPRESENTATIONS AND WARRANTIES
6.1	Consultant. Consultant represents and warrants to Company that:

(a)  it has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of its obligations in this Agreement;

(b)  it has the required skill, experience and qualifications to perform the Services, it shall perform the Services in a professional and workmanlike manner in accordance with best industry standards for similar services, it shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner, it shall exercise the highest degree of care when performing hazardous or dangerous activities, and will at all times perform the Services in a manner to avoid the risk of injury to persons and damage to property;

(c)  it will use personnel, equipment and materials qualified and/or suitable to perform the Services;

Exhibit 10.1

(d)  it shall perform the Services in compliance with all applicable federal, state and local laws and regulations and any applicable Company codes of conduct, health and safety policies, worksite rules, or other applicable policies and procedures;

(e)  it shall cooperate with Company personnel and shall not engage in any conduct detrimental to the interests of Company;

(f)  the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind;

(g)  all Work Product is and shall be Consultant’s original work (except for material in the public domain or provided by Company) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

6.2	Company. Company represents and warrants to Consultant that:

(a)  it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)  the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

7.	LIABILITY AND INDEMNIFICATION
7.1 Indemnity. Consultant shall defend, indemnify and hold harmless the Company Group from and against all Claims arising out of or resulting from:

(a)  bodily injury, death of any person or damage to real or tangible, personal property resulting from Consultant’s acts or omissions; or

(b)  Consultant’s breach of any representation, warranty, or obligation under this Agreement; or

(c)  a violation of any statute, regulation, rule, ordinance, order or decree by Consultant during performance of the Services; or

(d)  claims for infringement of any United States patent, license, trade secret, copyright, or other intellectual property arising out of the Services.

7.2 Deduction. Company may satisfy Consultant’s indemnity obligation (in whole or in part) by way of deduction from any payment due to Consultant.

Exhibit 10.1

7.3 Limitation of liability.    In no event shall Company be liable for any consequential, special, indirect or incidental damages suffered by Consultant, including loss of profit, loss of revenue or wages, loss of business, loss of business opportunity or loss of savings, however caused (including the negligence of Company, whether such negligence be active, passive, sole, joint or concurrent) or whether based on any theory of liability, including strict liability, breach of contract or any action in tort in connection with this Agreement.

8.	TERM / TERMINATION

8.1 Term.  This Agreement shall remain in full force and effect from the Effective Date until (i) Consultant’s completion of the Services or (ii) termination of the Agreement pursuant to this Article.  Termination of this Agreement shall discharge only those obligations that are executory by either Party on and after the effective date of termination.  Any right or duty of a party based on either performance or a breach of this Agreement prior to the effective date of termination shall survive termination.

8.2 Company Right to Terminate.  Company may terminate this Agreement at any time without cause upon written notice of (10) days to Consultant.  In the event of termination pursuant to this section, Company shall pay Consultant for all actual expenses and charges outstanding at the time of termination; provided, however, that no amounts shall be due unless Consultant’s work is accepted by Company.

8.3 Consultant Right to Terminate.  Consultant shall have the right to terminate this Agreement if Company substantially breaches any material obligation of Company under this Agreement and fails to remedy or cure such breach within thirty (30) days of Company’s receipt of written notice of such breach from Consultant.  In the event of termination pursuant to this section, Company shall pay Consultant for all actual expenses and charges outstanding at the time of termination; provided, however, that no amounts shall be due unless Consultant’s work is accepted by Company.

8.4 Obligations upon termination. Upon termination of this Agreement for any reason, or at any other time upon Company’s written request, Consultant shall promptly after such termination:

(a)  deliver to Company all Work Product (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provided for Consultant’s use by Company;

(b)  deliver to Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on Confidential Information;

Exhibit 10.1

(c)  permanently erase all Confidential Information from Consultant’s computer systems; and

(d)  certify in writing to Company that Consultant has complied with the requirements of this Section.

9.	MISCELLANEOUS

9.1 Entire Agreement.  This Agreement and the separately executed Separation Agreement and Release, including any Exhibits and Schedules hereto, constitute the complete and entire agreement between Consultant and Company and supersedes all previous agreements, either oral or written.  The Parties stipulate that neither has made any representations except as specifically set forth herein and each acknowledges they have relied on their own judgment in entering into this Agreement.

9.2 Survival.  The obligations of the Parties under this Agreement which by their nature would continue beyond the termination or cancellation of this Agreement, including by way of illustration and not limitation, those in Articles 4, 5, 6, 7, and 10.5 shall survive termination or cancellation of this Agreement.

9.3 Amendment. No modification or amendment to this Agreement shall be effective unless it is in writing and signed by an authorized representative of both Parties.

9.4 Authority.  Consultant has no authority to represent or bind Company to any other entity or individual, and Consultant shall not make any agreements or representations on the Company’s behalf without Company’s prior written consent.  Consultant shall defend, indemnify, and hold harmless Company Group for any Claims arising out of Consultant’s unauthorized acts.

9.5 Governing Law / Waiver of Jury Trial.  This Agreement and any claim or dispute in connection with this Agreement whether in contract or tort shall be interpreted in accordance with the laws of the State of Texas, excluding any conflicts of laws principles that would direct the substantive law of another jurisdiction to apply. The Parties submit to exclusive jurisdiction in Harris County, Texas and agree that any action must be brought in such venue.  Each party acknowledges and agrees that any dispute which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.

9.6 Waiver.  No failure or delay on the part of any Party in exercising any right, power, privilege or remedy hereunder shall operate as a waiver.  No waiver by any Party of any provision of this Agreement shall be binding upon that Party unless such waiver is in writing and signed by that Party.

Exhibit 10.1

9.7 Severability.  If any provision of this Agreement is or becomes invalid or unenforceable in any jurisdiction for any reason whatsoever, such invalidity or unenforceability shall not affect the validity, enforceability, or operation of any other provision of this Agreement.  To the extent required to give effect to the foregoing, any such invalid or unenforceable provision shall be deemed severed from this Agreement without affecting in any way the validity or enforceability of the balance of this Agreement.

9.8 Assignment and Subcontracting.  This Agreement contemplates unique services and Consultant shall not assign, delegate, or subcontract the Services hereunder without Company’s prior written consent.  Any such assignment, delegation or subcontract in violation of this section shall be deemed null and void.  Consultant represents and warrants that it has all the requisite power and authority to execute this Agreement and perform hereunder.  Consultant agrees that its obligations hereunder are binding on it, its employees, agents and representatives and any other person or entity acting on behalf of Consultant.  Neither Consultant nor any other person acting on its behalf may form any other entity in order to modify or avoid any obligation, covenant or duty set forth in this Agreement.  In the event Consultant subcontracts the Services hereunder with Company’s consent, Consultant shall notify each such sub Consultant of the confidentiality terms of this Agreement and before Consultant may disclose any confidential information to any such sub Consultant, the sub Consultant must agree in writing to be bound by the terms contained herein to the same extent as if it were a party.  Consultant also agrees that any such subcontract shall not release Consultant from its obligations under this Agreement and Consultant shall remain liable for the compliance of all its obligations.  This Agreement shall be binding on the successors of the Parties.

9.9 Counterpart Execution.  This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which taken together shall constitute one instrument.  The Parties specifically intend that this Agreement may be executed by facsimile or by the exchange of documents in electronic format.

9.10 Notices.  Any information or notices required to be given in writing under this Agreement shall be given personal delivery, by overnight courier service or by certified mail (return receipt requested, postage prepaid), to the address of the respective Party set forth below, or to such other address for either Party as that Party may designate by written notice.  Delivery shall be deemed effective upon receipt or failure to accept receipt in the case of personal delivery or delivery by overnight courier and three days following deposit with the United States mail in the case of delivery by certified mail.

For the Company:	For the Consultant:

Sanchez Oil & Gas Corporation	Christopher D. Heinson
1000 Main Street, Suite 3000	4008 Chatham Lane
Houston, TX 77002	Houston, TX 77027

Exhibit 10.1

9.11 Legal Advice.  By signing below, Consultant represents that it has sought the advice of legal counsel with respect to the contents of this Agreement or has knowingly waived its right to do so and knowingly accepts the terms and conditions of this Agreement.

9.12 Vendor Code of Conduct.  Company recognizes that our dealings with suppliers often take place in cultures with different norms and values.  Certain standards, however, as set out in Company’s Employee Code of Conduct, are universally applicable and Company expects everyone with whom it has commercial dealings to meet such standards.  Company expects its suppliers to have a natural respect for our ethical standards in the context of their own particular culture.  The relationships with our suppliers are based on the principle of fair and honest dealings at all times and in all ways.  Company specifically expects its suppliers to extend the same principle of fair and honest dealings to all others with whom they do business, including employees, sub-Consultants and other third parties.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, CONSULTANT AND COMPANY EXECUTE THIS AGREEMENT TO BE EFFECTIVE AS OF THE EFFECTIVE DATE.

Company:		Consultant:

Sanchez Oil & Gas Corporation		Christopher D. Heinson

Signature:	/s/ Gregory B. Kopel	Signature:	/s/ Christopher D. Heinson

Name:	Gregory B. Kopel
Title:	Senior Vice President and General Counsel

Exhibit 10.1

EXHIBIT A

FORM OF WORK ORDER

This WORK ORDER (“Work Order”) is issued pursuant to the Professional Services Agreement (“Agreement”) as the Effective Date of the Agreement, by and between Company and Consultant and shall be performed in accordance with and subject to the terms and conditions thereof.

1.Description of Services to be performed:  Assist with litigation involving the Company and to provide any deposition testimony that may be required of me in connection with same.

2.Deliverables:  Including but not limited any deposition testimony and other deliverables as may be agreed to between the parties.

3.Consultant's Compensation:    $450.00 per hour

4.Reimbursable Expenses: Reasonable and customary, with Company’s pre-authorization.

5.Special Conditions applicable to this Work Order: N/A

Company:		Consultant:

Sanchez Oil & Gas Corporation		Christopher D. Heinson

Signature:	/s/ Gregory B. Kopel	Signature:	/s/ Christopher D. Heinson

Name:	Gregory B. Kopel
Title:	Senior Vice President and General Counsel